Exhibit 99.1
DENBURY COMMENCES OFFERS FOR ENCORE SENIOR SUBORDINATED NOTES
PLANO, Texas — February 8, 2010 — Denbury Resources Inc. (NYSE: DNR) (the “Company”) today announced that it has commenced cash tender offers to purchase any and all of three series of Encore Acquisition Company’s (NYSE: EAC) (“Encore”) outstanding senior subordinated notes:
•	Encore’s 6.25% Senior Subordinated Notes due 2014,

•	Encore’s 6.0% Senior Subordinated Notes due 2015, and

•	Encore’s 7.25% Senior Subordinated Notes due 2017 (collectively, the “Notes”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”). The tender offers are referred to herein collectively as the “Offers.” The Statement and Letter of Transmittal are referred to herein collectively as the “Offer Documents.”
As of February 8, 2010, $150.0 million of 6.25% Notes, $300.0 million of 6.0% Notes and $150.0 million of 7.25% Notes were outstanding.
Concurrently with the Offers, and on the terms and subject to the conditions set forth in the Statement, the Company is soliciting, with respect to each series of Notes (collectively, the “Solicitations”), consents (“Consents”) of holders of the Notes to, among other things, eliminate most of the restrictive covenants, eliminate or modify certain events of default, and eliminate or modify related provisions contained in each indenture governing the Notes (the “Proposed Amendments”).
The Offers and the Solicitations will expire at 5:00 p.m., New York City time, on March 9, 2010, unless extended or earlier terminated by the Company (such time and date, as it may be extended, the “Expiration Date”). The Company reserves the right to terminate, withdraw, or amend the Offers and the Solicitations at any time subject to applicable law.
Tenders of Notes will be accepted only in principal amounts of $1,000 or integral multiples thereof. The total consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the Offers will be $1,012.50 (the “Consideration”), which amount includes a payment of $2.50 per $1,000 principal amount of the Notes in consideration for the Consents. If Notes are accepted for purchase by the Company, the consent payment will be paid whether or not a supplemental indenture enacting the Proposed Amendments is executed and delivered with respect to the applicable series of Notes. Pursuant to the terms of each of the indentures governing the Notes, the Proposed Amendments require the written Consent of the holders of a majority in aggregate principal amount of the applicable series of the then outstanding Notes. In addition, the Company will pay accrued interest, if any, on the Notes upon the terms and subject to the conditions described in the Offers and the Solicitations. The Company expects to pay the Consideration from a portion of the proceeds from the issuance by the Company on or about February 10, 2010 of $1.0 billion of new 8 1/4% senior subordinated notes due 2020.
The valid tender of Notes by a holder pursuant to the Offers will be deemed to constitute the giving of a Consent by that holder to the Proposed Amendments. The Company is not soliciting and will not accept Consents from holders who are not tendering their Notes pursuant to the Offers. Notes validly tendered and Consents delivered pursuant to the Offers may be validly withdrawn and the concurrent Consents validly revoked in writing at any time prior to the Expiration Date by complying with the procedures set forth in the Offer Documents.
The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offers is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Statement, including, among others, the consummation of the merger of Encore with and into the Company. The complete terms and conditions of the Offers and the Solicitations are set forth in the Offer Documents, which are being sent to holders of Notes. Holders of Notes are urged to read the Offer Documents carefully.
J.P. Morgan Securities Inc. has been engaged to act as the exclusive dealer manager and solicitation agent in connection with the Offers and the Solicitations. Questions regarding the Offer Documents may be directed to (800) 245-8812 (toll free). Requests for documents may be directed to MacKenzie Partners, Inc., the information agent for the Offers, at (212) 929-5500 (collect), (800) 322-2885 (toll free) or tenderoffer@mackenziepartners.com.
The Offers and the Solicitations are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of Consents to the Proposed Amendments to the indentures and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their Consents.
About Denbury Resources Inc.
Denbury Resources Inc. (http://www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in Louisiana, Alabama, and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling, and proven engineering extraction practices.
The Company is headquartered in Plano, Texas (a suburb of Dallas) and employs approximately 800 employees, the majority of whom are employed in field operations or field offices.
Cautionary Note on Forward-Looking Statements
Certain statements in this Denbury press release may constitute “forward-looking statements” within the meaning of Federal securities laws. The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Forms 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein.and these event and circumstances may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.
All written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such factors.

Except for its obligations to disclose material information under United States federal securities laws, the Company does not undertake any obligation to release publicly any revision to any forward-looking statement, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.
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CONTACT:
MacKenzie Partners, Inc.
Jeanne Carr
(212) 929-5500 (Collect)
(800) 322-2885 (Toll Free)
tenderoffer@mackenziepartners.com